SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement"), dated as of February 10, 2005, (the "Execution Date") is among: (i) Ivax Pharmaceuticals, Inc. ("Plaintiff") and (ii) Purepac Pharmaceutical Co. ("Purepac") and Alpharma, Inc. ("Alpharma"). Plaintiffs, Purepac and Alpharma may be individually referred to as a "Party", and collectively referred to as the "Parties."

RECITALS

WHEREAS, Plaintiff sued the Food and Drug Administration, et al., in a civil action in the United States District Court for the District of Columbia, Civil Action No. 1:04cv1603, and Plaintiff appealed the decision of the United States District Court for the District of Columbia to the United States Court of Appeals for the District of Columbia ("the Court"), Appeal No. 04-5320 ("the Litigation");

WHEREAS, Purepac is an affiliate of Alpharma and Purepac is a third-party intervenor- in the Litigation;

WHEREAS, Plaintiffs wish to settle the Litigation, Purepac and Alpharma desire that the Litigation be settled, and the Parties have reached an agreement to settle the Litigation, which is set forth in this Settlement Agreement together with Selective Waiver Agreements (attached hereto as Exhibit A-1 and A-2) the Relinquishment (attached hereto as Exhibit B), and an agreed Stipulation of Voluntary Dismissal (the "Dismissal of Appeal")(attached hereto as Exhibit C)(the Settlement Agreements, and the Dismissal of Appeal are collectively referred to as the "Settlement Documents");

WHEREAS, the Settlement Documents are the only consideration exchanged by or on behalf of Plaintiffs, on the one side, and Purepac and Alpharma, on the other side, in entering into this Agreement. Plaintiffs and Purepac and Alpharma have received no consideration for their entry into this settlement other than that which is described in the Settlement Documents; and,

WHEREAS, the Settlement Documents constitute both Plaintiff's and Purepac and Alpharma's best independent judgment as to the most convenient, effective and expeditious way to mutually settle all prior, present and future disputes that have arisen or may arise regarding the exclusivity awarded under Purepac's Abbreviated New Drug Applications No. 75-350 and No. 75-694 ("Purepac's ANDAs"):

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Settlement Documents, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     The Parties consent to the jurisdiction of the Court (or the United States District Court for the District of Columbia, if more appropriate) solely for the purposes of the settlement of the Litigation and enforcement of the terms of the Settlement Documents.

2.     The Court (and, if more appropriate, the United States District Court for the District of Columbia) has jurisdiction over the Litigation and the Plaintiff (solely for the purpose of this settlement), and venue is proper in the District of Columbia.

3.     Nothing contained herein shall constitute an admission or acknowledgement that the Food and Drug Administration properly granted marketing exclusivity pursuant to 21 U.S.C Section 355(j)(5)(B)(iv) of the Federal Food, Drug, and Cosmetic Act (the "Exclusivity") to Alpharma under Purepac's ANDAs No. 75-350 and 75-694 for gabapentin capsules in 100 mg, 300 mg, and 400 mg dosage strengths and gabapentin tablets in 600 mg and 800 mg respectively, based on FDA's so-called "patent based" approach.

4.      Subject to the Court's entry of the Dismissal of Appeal before the issuance of a decision on the merits in that appeal by that Court and Plaintiff's continued compliance with the terms of the Settlement Documents, Purepac and Alpharma agree that they will waive and not assert its market exclusivity under Purepac's ANDA No. 75-350 for gabapentin capsules against Plaintiff as of March 23, 2005 (the "Capsule Exclusivity Waiver Effective Date"). In order to expedite Plaintiff's final FDA approval for gabapentin capsules, and to ensure that such final FDA approval is in place by the Capsule Exclusivity Waiver Effective Date, Purepac and Alpharma agree to execute and file with the FDA the Selective Waiver as set forth in Exhibit A-1 immediately upon the Court's entry of the Dismissal of Appeal. Such execution and filing of the Selective Waiver prior to the Capsule Exclusivity Waiver Effective Date, however, shall not be deemed as a waiver of Exclusivity by Alpharma or Purepac effective prior to the Capsule Exclusivity Waiver Effective Date, and is only being undertaken to ensure that Plaintiff's final FDA marketing approval for gabapentin capsules is in place on the Capsule Exclusivity Waiver Effective Date so that IVAX can immediately commence gabapentin capsule sales as of the Capsule Exclusivity Waiver Effective Date. Purepac and Alpharma shall cooperate with Plaintiff in order: (1) to ensure that the Court promptly enters the Dismissal of Appeal; and (2) for Plaintiff to obtain as promptly as possible final FDA approval of the Plaintiff's gabapentin capsule ANDA and shall refrain from taking any action directly or indirectly that may interfere with or delay the Court's entry of the Dismissal of Appeal or Plaintiff's obtaining such prompt final approval.

5.     Subject to the Court's entry of the Dismissal of Appeal before the issuance of a decision on the merits in that appeal by that Court and Plaintiff's continued compliance with the terms of the Settlement Documents, Purepac and Alpharma agree that they will waive and not assert its market exclusivity under Purepac's ANDA No. 75-694 for gabapentin tablets against Plaintiff as of April 29, 2005 (the "Tablet Exclusivity Waiver Effective Date"). In order to expedite Plaintiff's final FDA approval for gabapentin tablets, and to ensure that such final FDA approval is in place by the Tablet Exclusivity Waiver Effective Date, Purepac and Alpharma agree to execute and file with the FDA the Selective Waiver as set forth in Exhibit A-2 immediately upon the Court's entry of the Dismissal of Appeal. Such execution and filing of the Selective Waiver prior to the Tablet Exclusivity Waiver Effective Date, however, shall not be deemed as a waiver of Exclusivity by Alpharma or Purepac effective prior to the Tablet Exclusivity Waiver Effective Date, and is only being undertaken to ensure that Plaintiff's final FDA marketing approval for gabapentin tablets is in place on the Tablet Exclusivity Waiver Effective Date so that IVAX can immediately commence gabapentin tablet sales as of the Tablet Exclusivity Waiver Effective Date. Purepac and Alpharma shall cooperate with Plaintiff in order:(1) to ensure that the Court promptly enters the Dismissal of Appeal; and (2) for Plaintiff to obtain as promptly as possible final FDA approval of the plaintiff's gabapentin tablet ANDA and shall refrain from taking any action that may interfere with or delay the Court's entry of the Dismissal of Appeal or Plaintiff's obtaining such prompt final approval.

6.     Plaintiff acknowledges that Alpharma and Purepac's filing of the Selective Waivers with the FDA in advance of the applicable Selective Waiver Effective Date is solely for the purpose of enabling Plaintiff to obtain final FDA marketing approval so it can immediately commence gabapentin sales as of the applicable Selective Waiver Effective Date. Plaintiff covenants that it will not sell gabapentin capsules until the Capsule Selective Waiver Effective Date of March 23, 2005 or gabapentin tablets until the Tablet Selective Waiver Effective Date of April 29, 2005; provided, however, that nothing in this Agreement shall prohibit Plaintiff from engaging in lawful accepted industry practices prior to the applicable Selective Waiver Effective Dates. In the event that Purepac or Alpharma believe that Plaintiff has breached this Agreement, neither Purepac nor Alpharma shall in any way be entitled to withdraw or revoke either of the Selective Waivers, or to in any way interfere with or object to Plaintiff obtaining final approval from FDA as of the applicable Selective Waiver Effective Dates. Instead, Purepac's and Alpharma's remedy shall be limited to a breach of contract action for money damages, provided it can establish legal entitlement to such relief.

7.     Nothing in this Agreement shall prohibit Plaintiff from selling gabapentin capsules or tablets prior to the Capsule Exclusivity Waiver Effective Date or the Tablet Exclusivity Waiver Effective Date in the event that Purepac's or Alpharma's Exclusivity expires prior to either of those dates.

8.     Plaintiff covenants and agrees to indemnify and defend Purepac and Alpharma and its directors, officers, employees, servants and agents (collectively "Alpharma Indemnities") from and against any Damages incurred by any Alpharma Indemnities, and to hold the Alpharma Indemnities harmless as to any damages incurred by Plaintiff, in connection with any and all product liability suits by third parties or patent infringement suits by Pfizer, Inc. or its affiliates relating to U.S. Patent No. 6,054,482 (including related investigations, claims or demands) in each case resulting solely from Plaintiff's sale of gabapentin capsule and tablet products under ANDA Nos. 75-477 and 76-017, respectively.

9.     This Agreement does not waive Alpharma's right to assert its market exclusivity against persons or entities other than Plaintiff, or otherwise act as a release, except as otherwise expressly provided in this Agreement, the Selective Waivers or the Relinquishment.

10.     Alpharma and Purepac represent, warrant and covenant that, except for those rights previously granted to Teva Pharmaceuticals Industries Ltd. under a selective waiver agreement entered into on April 26, 2004 and thereafter amended on September 24, 2004, October 7, 2004, and the amendment being executed concurrently herewith, and which hereinafter may be amended or modified from time to time, neither Alpharma nor Purepac (i) have granted or assigned to any third party entity or individual, directly or indirectly, any rights under or to Purepac's ANDAs, (ii) will grant or assign to any third party entity or individual, directly or indirectly, any rights under or to Purepac's ANDAs or any waivers of its Exclusivity or (iii) will directly or indirectly enter into any contract or any other transaction with any third party or affiliate that conflicts or derogates from its undertakings hereunder, including, without limitation, the Selective Waivers or the Relinquishment.

11.     Purepac represents and warrants that it is the holder of Purepac's ANDAs.

12.     Subject to the Court's entry of the Dismissal of Appeal before the issuance of a decision on the merits in that appeal by that Court and Plaintiff's continued compliance with the terms of the Settlement Documents, Alpharma and Purepac represent and covenant that they will not sue Plaintiffs or any affiliates for violating any Exclusivity resulting from Plaintiffs selling of the drug products approved by the FDA pursuant to the Settlement Documents as may be amended from time to time.

13.     Plaintiffs and Defendants, through their respective attorneys, shall each execute the Dismissal of Appeal as attached hereto as Exhibit C contemporaneously with the execution of this Settlement Agreement and thereafter submit, through their respective attorneys, the fully executed Dismissal of Appeal to the Court on the Execution Date.

14.     If the Court refuses to enter the Dismissal of Appeal, then the Parties shall in good faith use reasonable commercial efforts to modify, if possible, the Settlement Documents to overcome any objections by the Court, provided that such modifications do not materially change the economic value of the transaction for any such Party.

15.     Each Party shall submit the Settlement Documents to the Federal Trade Commission ("Commission") pursuant to Section 1112(b) of Title XI of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. In the event of any investigation or inquiry by the Commission or the Antitrust Division of the Department of Justice (either the Commission or the Antitrust Division being the "Agency") or any other Federal or State agency or governmental office regarding this settlement, the Parties agree to fully cooperate with each other and with the investigating or inquiring agency or office in connection with any such investigation or inquiry. If the Commission, Agency or other Federal or State agency or office objects to this settlement then the Parties shall otherwise in good faith use reasonable commercial efforts to modify, if possible, the Settlement Documents to overcome any such objections, provided that such modifications do not materially change the economic value of the transaction for any such Party. Notwithstanding the foregoing, if such objection prevents the FDA from granting Plaintiff final marketing approval for gabapentin capsules by the Capsule Exclusivity Waiver Effective Date or for gabapentin tablets by the Tablet Exclusivity Waiver Effective Date, then Purepac and Alpharma shall immediately file the Relinquishment as attached hereto as Exhibit B for the applicable product.

16.     Each Party to this Settlement Agreement represents and warrants that the person executing this Settlement Agreement on its behalf has the power and authority to enter this Settlement Agreement on behalf of that Party. Alpharma has received all requisite consents from Teva to execute, deliver and perform this Settlement Agreement.

17.     This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to the conflict of laws principles thereof.

SO AGREED:

ALPHARMA, INC.:

Date: 2/10/05
By: /s/ John Larocca
Title: VP, Law US Generics

PUREPAC PHARMACEUTICAL, CO.

Date:2/10/05
By: /s/ John Larocca
Title: VP, Law US Generics

SO AGREED:

IVAX PHARMACEUTICALS, INC.:

Date: 2/10/05
By: /s/ Rafick G. Henein
Title Chief Executive Officer and President